Exhibit 10.28

Execution Version

CHANGE

HEALTHCARE

3055 Lebanon Pike

Nashville, TN 37214

615.932.3000 phone

www.changehealthcare.corn

03.12.2018

Mr. Fredrik J. Eliasson

1291 Ponte Vedra Blvd.

Ponte Vedra Beach, FL 32082

Dear Fredrik:

This letter will confirm the terms of your offer of employment with Change Healthcare Operations LLC, and/or its affiliates (the “Company”). It is anticipated that your first day of employment with the Company will be March 19, 2018. Such terms are as follows:

1.    Position and Responsibilities. You will be a full time exempt employee and will serve in the position of EVP & Chief Financial Officer for Change Healthcare. You will be based from the Alpharetta, GA office and will report to the Chief Executive Officer of the Company. . You will assume and discharge all responsibilities commensurate with such position and as your manager may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company including, without limitation, the Code of Conduct, in effect from time to time during your employment. You acknowledge that you may be required to travel in connection with the performance of your duties.

2.    Compensation.

(a)	In consideration of your services, you will be paid an annual rate of $650,000.00, on a biweekly basis, payable in accordance with the Company’s prevailing payroll practices.

(b)

You will receive a target bonus of 85% of your annual base salary under the Company’s Annual Incentive Plan (“AIP”), the amount of which to be determined at the Company’s sole discretion. Annual target bonus payouts are based on both individual and Company performance, and will be paid in accordance with the Company’s bonus distribution schedule.

(c)

Equity: Contingent upon approval of the Change Healthcare, LLC (or related entity) Board of Directors, you will be eligible to receive an option to purchase 11,000 shares (the “Shares”) under the Change Healthcare, LLC (or related entity) Equity Incentive Plan (the “Equity Plan”). The Shares will be subject to the terms and conditions of the Equity Plan and the award agreement which you will be required to sign in order to participate in the Equity Plan. If your employment is terminated by the Company not for Cause (as defined in the Equity Plan) or you resign with Good Reason (as defined in the Equity Plan), the next installment of the time-vesting option shall become vested and fully exercisable. The award agreement will contain substantially the same terms as the form agreement delivered to you prior to the date hereof; provided that the agreement shall include the accelerated vesting described above in connection with a termination without Cause or resignation with Good Reason.

(d)

Upon or as soon as practicable following the occurrence of a Qualified !PO (as defined in the HCIT Stockholders Agreement dated as of March 1, 2017), and subject to the approval of the board of HCIT, it is expected that additional long term incentive awards will be granted to Executive in an amount equal to between one and two times Executive’s annual cash compensation (i.e., Base Salary plus Target Bonus), based upon appropriate market benchmarks for competitive compensation packages, provided that Executive’s award is expected to be in an amount towards the higher end of the expected range.

(e)

You will be eligible for relocation benefits. The details on the benefits are included in the Executive Relocation document that will be emailed to you under separate cover. The eligibility is contingent upon acceptance of the Change Healthcare Repayment Agreement, hereto attached as Annex B. For more information on the process, please contact your Human Resources Representative.

3.    Severance Provisions. You shall receive severance benefits in accordance with the executive severance guidelines in place at the Company at the time of your separation from employment, in the event your employment is terminated by the Company without Cause as defined under the applicable guidelines, or you resign with Good Reason as defined in the Equity Pay Plan, but in no event shall you receive less than a lump sum payment equivalent to twelve months’ base salary, payment of the AIP bonus at full target payout for the twelve (12) month period following your date of separation, and payment of, in lump sum, an amount equivalent to the COBRA health insurance premiums that the Company would pay for employees with similar coverage during the twelve (12) month period following your separation. Any resignation with Good Reason must occur within one year of the event that constituted Good Reason and you must have first provided the Company with written notice of the event within 90 days of its occurrence and an opportunity to cure within 30 days. Furthermore, any severance benefits payable as a result of a resignation with Good Reason will be paid at the salary in effect prior to the reduction in pay which serves as the basis for Good Reason. You also hereby acknowledge that you must execute and not revoke a release of claims in a form provided by the Company within the time period provided in the release in order to receive the payments and benefits under this Section resulting from your separation from service. However, any release provided by the Company shall not impose any additional obligations or require the forfeiture of any vested benefits, including and without limitation, any vested equity, reimbursement of business expenses, indemnification rights, fee advances and D&O coverage. Provided that you comply with the foregoing, the payments will begin to be processed at the Company’s discretion after the appropriate revocation period has elapsed and in no event later than the 60th day following your separation from service.

4.    Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You shall be eligible for 16 Paid Time Off (PTO) days per calendar year consistent with the Company’s PTO Policy. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative Factor with respect to coverage under any such plan. You have 31 days from your date of hire to complete your Benefits enrollment forms online. Benefits eligibility begins on the first of the month following your date of hire with the Company (this excludes short-term disability insurance which begins 90 days after the first day of your employment). The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

5.    Restrictive Covenants. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Company Protection Agreement in the form attached hereto as Annex A.

6.    Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

7.    At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

8.    Prior Employment. You represent that you have delivered to the Company an accurate and complete copy of any and all agreements with any prior employer to which you are or may continue to be subject. In the event of a dispute under the terms of an agreement with a prior employer that is fully disclosed to the Company prior to the execution of this Agreement, the Company will indemnify you for any costs and potential liability associated with the terms of those agreements.

However, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality.

9.    Section 409A. It is intended that (1) each installment of the payments provided under this letter is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this letter, if the Company determines (i) that on the date your employment with the Company terminates or at such other times that the Company determines to be relevant, you are a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to you pursuant to this letter are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this letter, then such payments shall be delayed until the date that is six months after the date of your “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of your death. Any payments delayed pursuant to this Section shall be made in lump sum on the first day of the seventh month following your “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of your death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which you participate during the term of your employment under this letter or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this letter, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

Notwithstanding any other provision to the contrary, in no event shall any payment under this letter that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

For the avoidance of doubt, any payment due under this letter within a period following your termination of employment, death, Permanent Disability or other event shall be made on a date during such period as determined by the Company in its sole discretion.

This letter shall be interpreted in accordance with, and the Company and you will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this letter.

10.    General Provisions.

(a)

Your employment is contingent upon successful completion of applicable screens, clearances, and reference checks. We would caution you not to resign any current employment until you have received notification of successful completion of all.

(b)

We are required by law to confirm your eligibility for employment in the United States. Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date. The Company participates in e-verify.

(c)	This offer letter and the terms of your employment will be governed by the laws of Tennessee, applicable to agreements made and to be performed entirely within such state.

(d)	This offer letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us.

(e)	This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

(f)	All payments pursuant to this letter will be subject to applicable withholding taxes.

Please acknowledge and confirm your acceptance of this letter by signing and returning one copy of this offer letter in its entirety to the Talent Acquisition Coordinator. Note that this offer will not be binding until countersigned by the Company. Your new hire packet will provide you with further instructions for additional required paperwork. We look forward to a mutually rewarding working arrangement.

By:	/s/ Mike Lee
Michael Lee
Sr. Director, Executive Recruitment

OFFER ACCEPTANCE:

I accept the terms of my employment with Change Healthcare as set forth herein and in any attached Annexes. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice may terminate my employment relationship.

/s/ Frederik Eliasson	Date: 3/15-2018

Annex B

Relocation Agreement and Promise to Repay

The undersigned employee (Fredrik Eliasson) has received relocation benefits from Change Healthcare as referenced in the Change Healthcare Executive Relocation Policy document. This benefit is for the purpose of assisting the employee with transition expenses. Rather than paying the relocation bonus and benefits in twenty-four (24) monthly installments, Change Healthcare will pay the full amount of the award at the beginning of the twenty-four (24) month period.

In the event that Employee voluntarily terminates his/her employment with Change Healthcare within twenty-four (24) months following receipt of the relocation bonus and benefits, he/she promises to repay on a pro-rated basis, the total costs associated with such payments. The repayment amount shall be the total amount of the relocation bonus and benefits (including tax assistance) paid by Change Healthcare on Employee’s behalf less 1/24 of the total amount of such payments for each completed month of employment beginning March 19, 2018 and ending March 18, 2020. If necessary, Employee authorizes Change Healthcare to deduct the above amount from Employee’s last paycheck to the fullest extent possible.

For tax purposes, appropriate documentation, including, but not limited to, itemized receipts, related to any sign-on bonus and/or relocation benefits should be maintained by the Employee if such payments are used for relocation expenses.

ACCEPTANCE:

I accept the terms of my agreement with Change Healthcare as set forth herein and in any attachment. I understand that this document does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship. I further understand that any payments under this agreement is an advance and must be paid back in the pro-rata share as described herein if I voluntarily terminate my employment before the twenty-four-month period expires.

/s/ Frederik Eliasson	Date: 3/15-2018
Signature

/s/ Frederik Eliasson
Print Name

No relocation benefit will be processed unless a signed Promise to Repay has been submitted.

A representative from HomeServices Relocation, the company that handles Change Healthcare’s relocations, will contact you directly to assist you with your move.